EXHIBIT 4.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated January 14, 2021, with respect to the statement of condition including the related portfolio of Investment Grade Municipal Trust, 20+ Year Series 196 (included in Invesco Unit Trusts, Municipal Series 1353) as of January 14, 2021, contained in Amendment No. 1 to the Registration Statement on Form S-6 (File No. 333-251869) and Prospectus. We consent to the use of the aforementioned report in this Registration Statement and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm".

/s/ GRANT THORNTON LLP

New York, New York

January 14, 2021